Exhibit 4.2

AUTHENTIDATE HOLDING CORP.

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND

RIGHTS AND NUMBER OF SHARES OF

SERIES C 15% CONVERTIBLE REDEEMABLE PREFERRED STOCK

Pursuant to Section 151 of the

Delaware General Corporation Law

The undersigned President of AUTHENTIDATE HOLDING CORP., a Delaware corporation (the “Corporation”), hereby certify that pursuant to authority granted to and vested in the Board of Directors of the corporation by the provisions of the Certificate of Incorporation and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has duly adopted the following resolutions creating the Series C 15% Convertible Redeemable Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation’s Certificate of Incorporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the 4,972,000 shares of authorized but unissued shares of the preferred stock, par value $.10 per share, of the Corporation, such series to be designated Series C 15% Convertible Redeemable Preferred Stock (the “Series C Preferred Stock”), to consist of 1,250,000 shares, par value $.10 per share, of which the rights, preferences and privileges, and the qualifications, limitations or restrictions thereof, shall be (in addition to those set forth in the Corporation’s Certificate of Incorporation) as follows:

1.	Certain Definitions

Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified.

“Affiliate” means, as to any Person (the “subject Person”), any other Person (a) that directly or indirectly through one or more intermediaries controls or is controlled by, or is under direct or indirect common control with, the subject Person, (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting equity of the subject Person, or (c) ten percent (10%) or more of the voting equity of which is directly or indirectly beneficially owned or held by the subject Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, through representation on such Person’s board of directors or other management committee or group, by contract or otherwise.

“Board of Directors” or “Board” means the Company’s Board of Directors, as constituted from time to time.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange or commercial banks located in New York City are authorized or permitted by law to close.

“Certificate of Designation” means this Certificate of Designations, Preferences and Rights and Number of Shares of Series C 15% Convertible Redeemable Preferred Stock.

“Common Stock” means all shares now or hereafter authorized of any class of Common Stock, par value $.001 per share, of the Corporation, and any other stock of the Corporation, howsoever designated, authorized after the Original Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

“Conversion Rate” means the rate at which shares of Common Stock shall be delivered upon the conversion of the shares of Series C Preferred Stock, which shall be initially $0.40, subject to the adjustment in accordance with Section 6 of this Certificate of Designation.

“Conversion Shares” means the shares of Common Stock issued or issuable to the Holders upon conversion of the shares of Series C Preferred Stock in accordance with the terms hereof.

“Holder(s)” means the holder(s) of the outstanding share(s) of Series C Preferred Stock.

“Liquidation Payment” means the amount paid in cash for each share of Series C Preferred Stock equal to the sum of: (i) the Stated Value of such share of Series C Preferred Stock and (ii) all accrued but unpaid dividends on such share of Series C Preferred Stock to the date fixed for liquidation.

“Majority Holders” means the Holders of a majority of the shares of Series C Preferred Stock outstanding at the time of such determination.

“Mandatory Conversion” shall have the meaning ascribed to such phrase in Section 6(a) of this Certificate of Designations.

“Maturity Date” means the date that is the 18 month anniversary of the Original Issue Date.

“Original Issue Date” means the date a share of Series C Preferred Stock was first issued by the Corporation.

“Person” means any individual, corporation, trust, association, corporation, partnership, joint venture, limited liability corporation, joint stock corporation, governmental authority or other person or entity.

“Purchase Agreement” means that certain securities purchase agreement dated as of the date of this Certificate of Designation between the Corporation and the initial Holders of the Corporation’s Series C Preferred Stock.

“Redemption Date” means any date set by the Corporation for redemption of all or a part of the then outstanding shares of Series C Preferred Stock in accordance with Section 5 hereof, which date shall be not more than 5 Business Days after the Maturity Date.

“Redemption Price” means, with respect to each share of Series C Preferred Stock, the sum of: (1)(A) the Stated Value of such share of Series C Preferred Stock being redeemed multiplied by (B) 1.025, plus (2) the accrued and unpaid dividends with respect to such share of Series C Preferred Stock, as of the Redemption Date.

“Shareholder Approval” means the vote by the stockholders of the Corporation, as contemplated in the Purchase Agreement, to approve the conversion of the shares of Series C Preferred Stock into the Conversion Shares.

“Stated Value” means the initial per share sale price of each share of Series C Preferred Stock of $1.60.

“Subsidiary” means any corporation of which shares of stock possessing at least a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation, whether directly or indirectly through one or more Subsidiaries.

Except as explicitly stated, all definitions contained in this Certificate of Designation are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Certificate of Designation refer to this Certificate of Designation as a whole and not to any particular provision of this Certificate of Designation.

2.	Rank

The Series C Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (a) junior to the Corporation’s Series B Preferred Stock and any other series of preferred stock hereafter established by the Board of Directors and, as required by Section 8, approved by the affirmative vote of the Majority Holders (collectively referred to herein as the “Senior Securities”); (b) on a parity with any other series of preferred stock established by the Board of Directors and, as required by Section 8, approved by the affirmative vote of the Majority Holders, the terms of which shall specifically provide that such series shall rank on a parity with the Series C Preferred Stock (the Series C Preferred Stock and any such other securities are referred to herein collectively as the “Parity Securities”), and (c) prior to any other equity securities of the Corporation, including the Common Stock, all of such equity securities of the Corporation to which the Series C Preferred Stock ranks prior, including the Common Stock, are referred to herein collectively as the “Junior Securities”.

3.	Dividends

(a) Subject to the limitations described below, Holders of shares of Series C Preferred Stock will be entitled to receive out of funds of the Corporation legally available for payment, dividends in cash, or in the event of a Mandatory Conversion, in additional shares of Common Stock of the Corporation, at a rate of 15% of the Stated Value per annum, payable on the first to occur of either (i) the date upon which Mandatory Conversion occurs or (ii) the Maturity Date. Dividends will be cumulative from the Original Issue Date and will be payable to holders of record as they appear on the stock books of the Corporation on the tenth business day prior to the dividend payment date. If any dividend payment date is not a business day, such dividend payment date shall be the next succeeding Business Day.

(b) All dividends paid with respect to shares of the Series C Preferred Stock pursuant to Section 3(a) shall be paid pro rata to the Holders entitled thereto.

(c) Dividends to be paid in cash shall be paid to the account of a Holder in U.S. funds and delivered to the registered Holder of the shares of Series C Preferred Stock at the address of such Holder appearing in the Corporation’s records or such other address as the Holder provides to the Corporation pursuant to a written notice delivered to the Corporation in accordance with Section 14 of this Certificate of Designation. Dividends to be paid in shares of the Corporation’s Common Stock (“Dividend Shares”) shall be issued to the registered Holder of the shares of Series C Preferred Stock at the address of such Holder appearing in the Corporation’s records or such other address as the Holder provides to the Corporation pursuant to a written notice delivered to the Corporation in accordance with Section 14 of this Certificate of Designation.

(d) Notwithstanding anything contained herein to the contrary, no dividends on shares of the Series C Preferred Stock, the Parity Securities or the Junior Securities shall be declared by the Board of Directors or paid or set apart for payment by the Corporation (i) unless all accrued and unpaid dividends on the Senior Securities for all prior periods and the current period have been paid or declared and set apart for payment; and (ii) at any time that the terms or provisions of any indenture or agreement of the Corporation, including any agreement relating to its indebtedness, specifically prohibits such declaration, payment or setting apart for payment or that such declaration, payment or setting apart for payment would constitute (after notice or lapse of time or otherwise) a breach of or a default under any such indenture or agreement; provided, however, than nothing herein contained shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare or the Corporation to pay or set apart for payment any cash dividends at any time, whether permitted by any of such agreements or not.

(e) (i) No dividends shall be declared or paid or set apart for payment on any Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. If any dividends are not paid in full, as aforesaid, upon the shares of the Series C Preferred Stock and any other Parity Securities, all dividends declared upon shares of the Series C Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the Series C Preferred Stock and such other Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Series C Preferred Stock and such other Parity Securities bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock or any other Parity Securities which may be in arrears.

(ii) Any dividend not paid pursuant to Section 3(a) hereof or this Section 3(e) shall be fully cumulative and shall accrue (whether or not declared), without interest, as set forth in Section 3(a) hereof.

(f) (i) The Holders shall be entitled to receive the dividends provided for in Section 3(a) hereof in preference to and in priority over any dividends upon any of the Junior Securities. The Corporation shall not declare, pay or set apart for payment any dividend on any Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation, or other property, to the holders thereof, and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase or distribution, as the case may be, all accrued and unpaid dividends on shares of any Series C Preferred Stock shall have been or be duly paid in full and all redemption payments which have become due with respect to such Series C Preferred Stock shall have been or be duly discharged.

(ii) Subject to the forgoing provisions of this Section 3, the Board of Directors may declare, and the Corporation may pay or set apart for payment, dividends and other distributions on any of the Junior Securities, and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities, and the Holders shall not be entitled to share therein.

(g) All payments of dividends pursuant to this Section by the Corporation shall be made with deduction for or on account of any present or future tax, assessment or other governmental charge imposed upon such payment by the United States of America or any political subdivision or taxing authority thereof or therein.

4.	Distributions Upon Liquidation, Dissolution or Winding Up

(a) (i) In the event of any Liquidation Event, subject to the rights, preferences and privileges of any Senior Securities, the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to the Liquidation Payment for each share of Series C Preferred Stock outstanding before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation are not sufficient to pay in full the Liquidation Payments payable to the Holders or any other Parity Securities, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the Holders and the holders of outstanding shares of such other Parity Securities are entitled were paid in full.

(ii) The Holders will not be entitled to receive the Liquidation Payment of such shares until the liquidation payments of the Corporation’s Senior Securities now existing or hereafter issued has been paid in full (including liquidation payments that would be due regardless if such Liquidation Event triggered a payment to such holders).

(b) The Liquidation Payment with respect to each fractional share of the Series C Preferred Stock outstanding shall be equal to a ratably proportionate amount of the Liquidation Payment with respect to each outstanding share of Series C Preferred Stock.

(c) For the purposes of this Section 4, a “Liquidation Event” means (i) a voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or their consideration) of all or substantially all the property or assets of the Corporation or the merger, consolidation, combination, reorganization, or recapitalization, or other similar transaction, of the Corporation, with one or more other corporations, in which the Corporation is not the surviving entity or in which the Corporation’s shareholders prior to such transaction own less than 50% of the Corporation’s capital stock after giving effect to such transaction; or (ii) any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

5.	Redemption

The shares of Series C Preferred Stock shall be redeemed by the Corporation as follows:

(a) If the Corporation has not obtained Shareholder Approval on or before the Maturity Date, all shares of Series C Preferred Stock shall be redeemed by the Corporation on the Maturity Date in exchange for the payment of the Redemption Price by the Corporation; provided, however, that if any shares of Series B Convertible Preferred Stock are outstanding at such time, the Corporation shall first redeem such shares in accordance with the terms of the Certificate of Designations, Preferences and Rights and Number of Shares of Series B Convertible Preferred Stock on or prior to the Maturity Date.

(b) The Corporation shall deliver to each record holder of Series C Preferred Stock notice of its intention to redeem all of the shares of Series C Preferred Stock (the “Redemption Notice”). The Redemption Notice shall state the Redemption Date, which date shall be a Business Day. The Redemption Notice shall be mailed (by United States first class mail) at least 10 days but not more than 30 days before the Redemption Date to each Holder of record of shares of Series C Preferred Stock to be redeemed at the address shown on the stock books of the Corporation. Each Holder shall, prior to 3:00 p.m. (Eastern Time) on the Redemption Date, return any and all original share certificates representing Series C Preferred Stock to be redeemed to the Corporation (or such other place at set forth in the Redemption Notice) and such certificates shall be duly endorsed or assigned either to the Corporation or in blank. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Corporation is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the Holder of such shares as holder of Series C Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series C Preferred Stock are not redeemed due to a default in payment by the Corporation or because the Corporation does not have sufficient legally available funds, such shares of Series C Preferred Stock shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed. All shares of Series C Preferred Stock redeemed pursuant to this Section 5 will be restored to the status of authorized but unissued shares of preferred stock, without designation as to series, and may thereafter be issued, but not as shares of Series C Preferred Stock.

6.	Conversion Rights

The Series C Preferred Stock shall be convertible into Common Stock as follows:

(a) Mandatory Conversion. Upon the effective date of Shareholder Approval, all of the outstanding shares of Series C Preferred Stock shall, immediately upon the occurrence of such Shareholder Approval, automatically be converted into shares of the Corporation’s Common Stock without any notice required on the part of the Corporation or the Holder other than as set forth in this Section 6 (the “Mandatory Conversion”), and the Corporation shall instruct the transfer agent for its Common Stock to issue to each Holder, following such Holder’s compliance with the procedures described herein, the number of shares of Common Stock determined in accordance with Section 6(b), below. The Corporation agrees that it shall in good faith, promptly take any and all such corporate action as may, in the opinion of its counsel, be necessary, upon the effectiveness of the Mandatory Conversion, to expeditiously effect the conversion of all outstanding shares of the Series C Preferred Stock to shares of Common Stock. The Holder agrees to comply with the applicable procedures for effectuating a Mandatory Conversion, as specified herein or in separate written instructions delivered by the Corporation or its transfer agent. Each Holder shall be deemed to be, and treated as, a holder of such number of shares of Common Stock of the Company as to which each Holder’s shares of Series C Preferred Stock are convertible into at the close of business on the date of Shareholder Approval. As of the date on which Shareholder Approval occurs, each certificate representing shares of Series C Preferred Stock shall solely represent the right to receive that number of Conversion Shares into which the shares of Series C Preferred Stock are convertible. Each certificate representing shares of Series C Preferred Stock shall be cancelled upon issuance of the certificates representing the Conversion Shares into which the Series C Preferred Stock was converted.

(b) Number of Conversion Shares. The number of Conversion Shares to be delivered by the Corporation pursuant to the Mandatory Conversion shall be determined by dividing (i) the sum of (x) the aggregate Stated Value of all of the shares of Series C Preferred Stock to be converted plus (y) all accrued and unpaid dividends thereon, if any by (ii) the Conversion Rate in effect on the date of the Mandatory Conversion.

(c) Conversion Procedures. The Corporation shall use its reasonable best efforts to issue or cause its transfer agent to issue the Conversion Shares issuable upon the Mandatory Conversion as soon as reasonably practicable following Shareholder Approval and the Holder’s compliance with any applicable procedural requirements adopted by the Corporation in connection with the issuance of the Conversion Shares, including without limitation, the Holder surrendering to the Corporation, or its agent, the original of the Holder’s certificate(s) representing the shares of Series C Preferred Stock subject to the Mandatory Conversion. The Corporation shall bear the cost associated with the issuance of the Common Stock issuable upon Mandatory Conversion. If required in the reasonable judgment of the Corporation, the Conversion Shares issuable upon Mandatory Conversion shall be issued with a restrictive legend indicating that it was issued in a transaction which is exempt from registration under the Securities Act of 1933, as amended, and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation. The Common Stock issuable upon Mandatory Conversion shall be issued in the same name as the Person who is the then-current Holder of the Series C Preferred Stock unless, following a written request by a Holder to have such Conversion Shares issued in a different name, in the opinion of counsel to the Corporation, a change of name and such transfer can be made in compliance with applicable securities laws. Unless the shares of Common Stock issuable on conversion are to be issued in the same name in which such share of Series C Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the Holder or such Holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax. If any Holder is entitled to receive a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Mandatory Conversion, in the aggregate, shall be the next closest whole number of Conversion Shares. No cash or property shall be issued in lieu of fractional Conversion Shares upon Mandatory Conversion.

(d) Conversion Rate Adjustments. The Conversion Rate shall be subject to adjustment from time to time as follows:

(i) Subdivisions, Reclassifications or Combinations. If the Corporation shall (A) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (B) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Conversion Rate in effect at the time of the record date for such subdivision, combination or reclassification shall be proportionately adjusted so that the Holder of any shares of Series C Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock which the Holder would have owned or been entitled to receive had such Series C Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Rate shall be made whenever any event specified above shall occur.

(ii) Consolidation, Merger, Sale or Conveyance. In case of any consolidation or merger of the Corporation with any other corporation or entity (other than a wholly owned subsidiary), or in case of sale or transfer of all or substantially all of the assets of the Corporation, or in the case of any share exchange whereby the Common Stock is converted into other securities or property, the Corporation will be required to make appropriate provision so that each Holder of shares of Series C Preferred Stock then outstanding will have the right thereafter to convert such share of Series C Preferred Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series C Preferred Stock was convertible immediately prior to such consolidation, merger, sale, transfer or share exchange.

(iv) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this subparagraph (d) shall require that any adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event and the occurrence of Shareholder Approval, issuing to the Holder of any share of Series C Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment, provided that the Corporation upon request shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional shares, or other property, upon the occurrence of the event requiring such adjustment.

(v) Adjustments. No adjustment of the Conversion Rate will be made for cash distributions or cash dividends paid out of funds legally available therefor. All calculations under this Section 6(d) shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(e) Statement Regarding Adjustments. Whenever the Conversion Rate shall be adjusted as provided in Section 6(d), the Corporation shall forthwith file, at the office of any transfer agent for the Series C Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Rate that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by registered or certified mail, return receipt requested, postage prepaid, to each Holder of shares of Series C Preferred Stock at its address appearing on the Corporation’s records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subparagraph 7(f).

(f) Notice to Holders. In the event the Corporation shall propose to take any action of the type described in Section 6(d) (but only if the action would result in an adjustment in the Conversion Rate), the Corporation shall give notice to each Holder of shares of Series C Preferred Stock, in the manner set forth in this Certificate of Designation, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Rate and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of Series C Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 10 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not, however, affect the legality or validity of any such action.

(g) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series C Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder of the shares of Series C Preferred Stock in respect of which such shares are being issued.

(h) Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Series C Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series C Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series C Preferred Stock.

(i) Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Series C Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including, without limitation, any action which would cause the Conversion Rate to be less than the par value, if any, of the Common Stock).

7.	Conversion Limitation

The Holder shall not have the right to convert any share of Series C Preferred Stock, to the extent that, upon the conversion of such shares of Series C Preferred Stock, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Warrants issued pursuant to the Purchase Agreement) beneficially owned by such Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 7, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this paragraph applies (and without limiting any rights the Corporation may otherwise have), the Corporation may rely on the Holder’s determination of whether shares of Series C Preferred Stock are convertible pursuant to the terms hereof, the Corporation having no obligation whatsoever to verify or confirm the accuracy of such determination, and the submission of a conversion notice by the Holder shall be deemed to be the Holder’s representation that the shares of Series C Preferred Stock specified therein are convertible pursuant to the terms hereof. For purposes of this Section 7, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or its transfer agent setting forth the number of shares of Common Stock outstanding. The “Beneficial Ownership Limitation” shall be 19.99% of the number of shares of the Common Stock outstanding as of the Original Issuance Date, unless any issuances in excess of the foregoing limitation are approved by the Corporation’s common stockholders.

8.	Voting Rights

The Holders of record of shares of Series C Preferred Stock shall not be entitled to any voting rights except as follows:

(a) so long as any shares of Series C Preferred Stock shall be outstanding and unless the consent or approval of a greater number of shares shall then be required under the Delaware General Corporation Law, without first obtaining the approval of at least the Majority Holders, given in person or by proxy either by written consent or at a meeting at which the Holders shall be entitled to vote separately as a class, the Corporation shall not (i) amend, alter or repeal any provisions of the Series C Preferred Stock or Certificate of Incorporation so as to materially adversely affect any of the preferences, rights, powers or privileges of the Series C Preferred Stock or the holders thereof, (ii) create, authorize or issue any other class or series of preferred stock on a parity with, or having greater or preferential rights than, the Series C Preferred Stock with respect to liquidation or dividends, (iii) directly or indirectly, redeem, repurchase or otherwise acquire for value, or set aside for payment or make available for a sinking fund for the purchase or redemption of, any stock ranking junior to on a parity with the Series C Preferred Stock, or (iv) enter into any agreement which would prohibit or restrict the Corporation’s right to pay dividends on the Series C Preferred Stock; and

(b) as otherwise provided by the Delaware General Corporation Law.

9.	Exclusion of Other Rights

Except as may otherwise be required by law, the shares of Series C Preferred Stock shall not have any rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation’s Certificate of Incorporation.

10.	Headings of Subdivisions

The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

11.	Severability of Provisions

If any right, preference or limitation of the Series C Preferred Stock set forth in this Certificate of Designation (as such may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

12.	Transfer of Series C Preferred Stock

Upon notice to the Corporation, a Holder may sell, transfer, assign, pledge or otherwise dispose of all or any portion of the shares of Series C Preferred Shares to any person or entity as long as such transaction is the subject of an effective registration statement under the Securities Act of 1933, as amended, or, in the opinion of counsel acceptable to the Corporation, is exempt from registration. From and after the date of any such sale or transfer, the transferee thereof shall be deemed to be a Holder. Upon any such sale or transfer, the Corporation shall, promptly following the return of the certificate or certificates representing the shares of Series C Preferred Stock that are the subject of such sale or transfer, issue and deliver to such transferee a new certificate in the name of such transferee.

13.	Status of Reacquired Shares

Shares of Series C Preferred Stock which have been issued and reacquired in any manner or converted shall (upon compliance with any applicable provisions of the laws of the State of Delaware) shall not be reissued as Series C Preferred Stock, but shall have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

14.	Notices

Any notice, demand or request required or permitted to be given by the Corporation or a Holder pursuant to the terms of this Certificate of Designations shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission (immediately followed by written confirmation delivered according to another mechanism provided by this section), unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the third Business Day following the date of dispatch, if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed, if to the Corporation:

Authentidate Holding Corp.

300 Connell Drive, 5th Floor

Berkeley Heights, New Jersey 07922

Attention: President

and if to any Holder, at the address indicated in the stock register of the Corporation.

15.	Lost or Stolen Certificates

Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of a certificate representing a Holder’s shares of Series C Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of such certificate if mutilated, the Corporation shall execute and deliver to such Holder a new certificate identical in all respects to the original certificate.

16.	Failure or Delay not Waiver

No failure or delay on the part of the Corporation or a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege.

17.	Inclusion in Certificate of Incorporation.

The statements contained herein creating and designating the Series C Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Certificate of Incorporation of the Corporation pursuant to the applicable provisions of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation of the Series C 15% Convertible Redeemable Preferred Stock and hereunto affixed the seal of the Corporation on this 11th day of October, 2010.

/s/ O’Connell Benjamin
President

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